Exhibit 5.1

March 28, 2022

Avinger, Inc.

400 Chesapeake Drive

Redwood City, CA 94063

Re:         Registration Statement on Form S-3 (File No. 333-230124)

Ladies and Gentlemen:

We have acted as counsel to Avinger, Inc. a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance and sale by the Company of (i) up to 807,500 shares (the “Common Warrant Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), upon the exercise of outstanding warrants (the “Common Warrants”) at an exercise price of $9.60 per share, (ii) up to 66,500 shares of Common Stock (the “Placement Agent Warrant Shares” and, together with the Common Warrant Shares, the “Warrant Shares”) upon the exercise of outstanding warrants (the “Placement Agent Warrants”) at an exercise price of $10.00 per share, and (iii) 300,000 shares of Common Stock (the “Conversion Shares”) upon the conversion of 2,400 outstanding shares of Series D convertible preferred stock (the “Series D Preferred Stock”). The Common Warrants, Placement Agent Warrants, and Series D Preferred Stock were originally sold in a registered offering in January 2022.

We have examined such documents and have reviewed such questions of law as we have considered necessary or appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons. As to questions of fact material to our opinions, we have relied upon certificates or comparable documents of officers and other representatives of the Company and of public officials.

Based on the foregoing, we are of the opinion that:

1.

The Conversion Shares, when issued upon conversion of the Series D Preferred Stock in accordance with the Certificate of Designation of the Series D Convertible Preferred Stock, will be validly issued, fully paid and non-assessable.

2.

The Warrant Shares initially issuable upon exercise of the Warrants, when issued and delivered by the Company upon exercise of the Warrants in accordance with the terms thereof, including, without limitation, payment of the consideration therefor as described in the Warrants, will be validly issued, fully paid and non-assessable.

Our opinions expressed above are limited to the Delaware General Corporation Law.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be filed by the Company with the Commission on the date hereof, which Current Report on Form 8-K will be incorporated by reference into the Registration Statement, and to the reference to our firm under the heading “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours, /s/ Dorsey & Whitney LLP

NST/DFM